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                                                                    EXHIBIT 99.1

                           EOTT ENERGY PARTNERS, L.P.

                      P.O. BOX 4666, HOUSTON, TX 77210-4666

                                                FOR FURTHER INFORMATION CONTACT:
                                                        Media Relations Contact:
                                                                      Wade Gates
                                                                    713.993.5152

          EOTT ENERGY ANNOUNCES ANTICIPATED TIMING OF FORM 10-K FILING

HOUSTON, April 15 -- EOTT Energy Partners, L.P. (NYSE: EOT) today announced it would not file its annual report on Form 10-K for 2001 by April 16, 2002, the Securities and Exchange Commission ("SEC") deadline to file annual reports under a 15-day extension. As disclosed in a "Notification of Late Filing" filed with the SEC on April 2, 2002, EOTT's delay in filing its Form 10-K is related to the withdrawal of former auditors Arthur Andersen LLP, the time necessary to select PricewaterhouseCoopers LLP ("PWC") as its new independent accountants and the time required for completion of the 2001 audit.

On April 10, 2002, EOTT announced that three independent directors joined the board of EOTT's General Partner, EOTT Energy Corp., allowing the reconstitution of the board's audit committee. The reconstitution of the audit committee will permit PWC to complete its audit under the supervision of the audit committee as required by SEC and New York Stock Exchange rules and regulations. Accordingly, EOTT will file its complete Annual Report on Form 10-K with audited financial statements following the completion of PWC's audit. EOTT anticipates the audit will be completed in May 2002.

EOTT Energy Partners, L.P. is a major independent marketer and transporter of crude oil in North America. EOTT transports most of the lease crude oil it purchases via pipeline, which includes 8,000 miles of active intrastate and interstate pipeline and gathering systems. In addition, EOTT owns and operates a hydrocarbon processing plant and a natural gas liquids storage and pipeline grid system. EOTT Energy Corp. is the general partner of EOTT with headquarters in Houston. EOTT's Internet address is www.eott.com. The Partnership's Common Units are traded on the New York Stock Exchange under the ticker symbol "EOT".

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although EOTT Energy Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing of the completion of EOTT's 2001 audit and related work.